SUMMARY OF AN OPTION AGREEMENT DATED JUNE 22, 2004 BETWEEN REYNALDO ARELLANO VENAVIDEZ (AARELLANO@) IN TEPIC NAYARIT AND ON JULY 2, 2004 BY MINERA GAVILAN S.A. DE C.V. (AGAVILAN@), A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY FOR THE AS DE ORO PROPERTY (ATHE PROPERTY@) NAYARIT STATE, MEXICO.

Arellano confirmed he is a Mexican citizen and Gavilán confirmed it is a Mexican corporation in good standing.

Gavilán y Arellano agree to the following terms and conditions.

Arellano agrees to sell 100% of his rights to the property under the following terms and conditions:

1)	I) US$10,000 plus IVA at the moment of signing this agreement for the first 12 months.
ii) US$10,000 plus IVA, 12 months after the signing of this agreement.
iii) US$10,000 plus IVA, 24 months after the signing of this agreement.
iv) US$20,000 plus IVA, 36 months after the signing of this agreement

In case of termination of this agreement, Gavilán must provide all work information (reports, documents, etc.) to Arellano within 60 days after the day of ending this agreement.